IMAX CORPORATION
Exhibit 99.2
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
FOR IMMEDIATE RELEASE
IMAX CORPORATION REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS; RECEIVES
COMMITMENT LETTER FOR $75 MILLION CREDIT FACILITY

HIGHLIGHTS
-	Third quarter EPS of $0.02 per diluted share includes $0.06 charge due primarily to increased share price

-	Third quarter revenue increases 33% to $43.6 million

-	Company receives $75 million commitment letter from Wachovia Capital Finance Corporation
TORONTO — November 5, 2009 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported net income of $1.1 million, or $0.02 per diluted share for the third quarter ended September 30, 2009. The Company’s third quarter net income results included a year-over-year increase of $3.4 million, or $0.06 per diluted share, in share-based compensation expense primarily due to the Company’s increased stock price over the course of the quarter. For the third quarter of 2008, the Company reported a net loss of $2.1 million, or $0.05 per diluted share. Total revenues for the third quarter ended September 30, 2009 increased 33% to $43.6 million, compared to total revenues of $32.9 million in the same period last year. The Company generated operating income of $4.7 million during the third quarter, a 93% increase compared to operating income of $2.4 million in the year-ago period.
For the nine-months ended September 30, 2009, the Company reported net income of $1.0 million, or $0.02 per diluted share. The Company’s nine month net income results include a year-over-year increase of $6.5 million, or $0.13 per diluted share, in share-based compensation expense primarily due to the Company’s increased stock price over the course of the nine-month period. For the nine months ended September 30, 2008, the Company reported a net loss of $24.6 million, or $0.58 per share. Total revenue for the nine-month period increased 54% to $117.7 million compared to $76.4 million for the year-ago period. Operating income increased to $13.3 million for the nine months ended September 30, 2009, a $24.2 million turnaround compared to an operating loss of $10.9 million in the same period last year.
IMAX Chief Executive Officer Richard L. Gelfond stated, “We are pleased with our financial momentum, which reflects the continued positive impact that our growing theatre network and new business model are having on the Company. In addition, we are very pleased to announce that we have received a commitment letter from Wachovia with the participation of Export Development Canada, for a $75 million credit facility which, when finalized, will increase our borrowing capacity. We also announced today that we intend to redeem our remaining senior notes by year-end. We look forward to building on our year-to-date success in the fourth quarter, continue to expect full year profitability for 2009 and believe we are well-positioned to deliver increased earnings in 2010.”
IMAX systems revenue increased 130% to $20.1 million versus $8.7 million in the prior year period. The Company installed and recognized revenue on 13 theatre systems, including five digital upgrades, that qualified as either sales or sales-type leases in the third quarter of 2009, compared to three theatre systems recognized in the third quarter of 2008.
Revenue from joint revenue sharing arrangements increased 175% to $3.4 million in the third quarter of 2009 compared to $1.2 million last year. In the third quarter, the Company installed a total of six systems under joint revenue sharing arrangements, including one digital upgrade, compared to 14 such installations in the year ago period. As of September 30, 2009, a total of 96 joint revenue sharing systems were in operation, compared to 26 as of September 30, 2008. Since quarter-end the Company installed 11 more theatres under joint revenue sharing arrangements, for a total of 107 joint revenue sharing theatre systems.

For the third quarter of 2009, total film revenue was $12.5 million, compared to $13.0 million in the third quarter of 2008. Production and IMAX DMR® revenues decreased to $7.8 million compared to $9.2 million a year ago, reflecting the record performance of last year’s title, The Dark Knight: The IMAX Experience (Warner Bros.) which generated box office of $60.6 million in the third quarter of 2008. Revenue from the Company’s distribution segment increased 38% to $3.3 million reflecting the continued strength of the Company’s original title, Under the Sea 3D.
Mr. Gelfond continued, “Our third quarter gross box office results were the third highest we have ever achieved in a quarter. These results reflect how our expansion of the network, our ability to show more titles throughout the network, and our capability in selecting titles that are well-suited for The IMAX Experience® position us well over the long-term. This is further evidenced in the current quarter, with titles like Cloudy With a Chance of Meatballs, Where the Wild Things Are and Michael Jackson’s THIS IS IT combining to make our theatres more productive during a seasonally slow time of year.”
Gross box office from DMR titles was $57.6 million in the third quarter of 2009, compared to $66.7 million in the third quarter of 2008. The primary drivers of gross box office in the third quarter were Paramount Pictures’ Transformers: Revenge of the Fallen: The IMAX Experience and Warner Bros. Pictures’ Harry Potter and the Half-Blood Prince: An IMAX 3D Experience. The quarter included the last four weeks of Transformers, which generated $22.6 million in gross box office during the third quarter and $44.4 million over the course of its run, for a global per screen average of $184,000 and a domestic per screen average of $187,000. The delayed release of Harry Potter arrived in domestic IMAX® theatres July 29th and generated $27.0 million in worldwide box office during the third quarter, for a domestic per screen average of $87,000 and an international per screen average of $174,000. On September 18, Sony Pictures Cloudy With A Chance of Meatballs: An IMAX 3D Experience was released day-and-date to IMAX theatres and generated $5.4 million in worldwide box office through the third quarter and $10.5 million to date for a per screen average of $66,000. For the nine month period, IMAX DMR gross box increased 67% to a record $170.2 million compared to $102.2 million last year.
Selling, general and administrative expense as a percentage of revenue declined to 29.2% as compared to 32.0% in the third quarter of last year. Overall, SG&A expenses increased to $12.8 million in the third quarter compared to $10.5 million a year ago. Reflected in third quarter SG&A expense was the previously mentioned net increase in share-based compensation, which primarily reflected the Company’s increased stock price over the course of the quarter and its impact on employee stock appreciation rights, and a favorable foreign exchange translation adjustment of $1.0 million, which reflects an increase in exchange rates for foreign currency denominated receivables as well as the Company’s hedging strategies put in place at the end of last year which have resulted in lower operating and capital expenses.
As of September 30, 2009, the Company’s backlog consisted of 163 theatre systems compared to 238 theatre systems in backlog as of September 30, 2008. Included in the 2009 and 2008 system backlog totals were 61 and 132 theatres, respectively, under joint revenue sharing arrangements and 102 and 106 theatres, respectively, under sales and sales-type lease arrangements. During the quarter the Company signed contracts for 13 new systems, all of which were under sales and sales-type lease arrangements, compared to 11 system signings during last year’s third quarter, seven of which were under joint revenue sharing arrangements. At the end of the third quarter of 2009, 117 digital systems were in operation, compared to 14 as of September 30, 2008.
At this time, the Company expects to install between 28 and 32 IMAX systems in the fourth quarter (4 to 8 sales/sales type lease systems and approximately 24 systems under joint revenue sharing arrangements). Assuming all of these systems are installed, the Company would install 30 to 35 systems under sales type lease arrangements in 2009, above its most recent guidance of 25 to 30 systems, and approximately 75 systems under joint revenue sharing arrangements (including digital upgrades). The Company continues to expect ending 2009 with approximately 120 joint revenue sharing theatres in operation
FUTURE FILM SLATE
Turning to the remainder of the 2009 film slate, on October 16, Warner Bros. Pictures and IMAX released Where the Wild Things Are: The IMAX Experience day-and-date to 145 domestic IMAX theatres. Through Tuesday, the film has generated $5.8 million, or approximately $40,000 per screen. On October 28, Sony Pictures and IMAX released Michael Jackson’s This Is It: The IMAX Experience, with limited show schedule domestically and full show schedule internationally. To date, the title has grossed $2.1 million in box office, with international per screen averages of over $35,000. Walt Disney Pictures’ A Christmas Carol: An IMAX 3D Experience arrives in IMAX theatres tonight at midnight and James Cameron’s Avatar: An IMAX 3D Experience (Twentieth Century Fox) arrives in IMAX theatres December 18, 2009. In total, the Company will show a record 13 new DMR titles in 2009.

The Company’s announced 2010 film slate to date includes Avatar, which is expected to carry over from its December 18, 2009 release; Disney’s Alice in Wonderland: An IMAX 3D Experience (March 2010); DreamWorks Animation’s How to Train Your Dragon: An IMAX 3D Experience (March 2010); Shrek Forever After: An IMAX 3D Experience (May 2010); Warner Bros. Pictures’ Inception: The IMAX Experience (July 2010); Walt Disney Pictures’ Tron Legacy: An IMAX 3D Experience (December 2010); and an IMAX original film in partnership with Warner Brothers, titled Hubble 3D (March 2010). In addition, during the third quarter, the Company announced its first 2011 DMR title, Sony Pictures’ Spider-Man 4: The IMAX Experience. The Company remains in active discussions with virtually all of the major studios regarding potential titles for release as far out as 2012.
Mr. Gelfond concluded, “We are pleased with the Company’s 2009 performance to date, and we look forward to 2010 with even greater anticipation. We believe that the combination of our larger theatre network, a compelling film slate and significantly reduced interest expense will result in another year of growth for IMAX and its shareholders. We believe we have put a strong foundation in place that can deliver growth over the long-term.”
CAPITAL STRUCTURE
In a separate announcement this morning, the Company announced that it has received a commitment letter from Wachovia with the participation of Export Development Canada for a $75 million credit facility, which, when finalized , will consist of revolving loans of up to $40 million and a term loan of $35 million. For additional information on this announcement, please see this morning’s press release.
CONFERENCE CALL
The Company will host a conference call today at 8:30 AM ET to discuss its third quarter 2009 financial results. To access the call via phone, interested parties should dial (866) 322-1159 approximately 10 minutes before it begins. International callers should dial (416) 640-3404. A recording of the call will be available by dialing (888) 203-1112 or (647) 436-0148. The code for both the live call and the replay is 6042955. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Investor Relations.’
ABOUT IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of September 30, 2009, there were 403 IMAX theatres (280 commercial, 123 institutional) operating in 44 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and ongoing inquiries by the SEC and the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Rogers & Cowan, Los Angeles	Sloane & Company, New York
Elliot Fischoff/Jason Magner	Whit Clay
310-854-8128	212-446-1864
jmagner@rogersandcowan.com	wclay@sloanepr.com

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues
Equipment and product sales	$18,217	$7,154	$38,714	$18,089
Services	19,445	22,103	58,449	48,777
Rentals	4,283	2,532	15,528	5,712
Finance income	1,052	1,079	3,125	3,234
Other	646	—	1,862	611

	43,643	32,868	117,678	76,423

Costs and expenses applicable to revenues
Equipment and product sales	8,727	4,097	19,793	10,028
Services	13,903	12,124	36,542	31,994
Rentals	1,961	1,691	7,293	3,388
Other	390	—	635	98

	24,981	17,912	64,263	45,508

Gross margin	18,662	14,956	53,415	30,915
Selling, general and administrative expenses (including share-based compensation expense of $3.2 million and $7.8 million for the three months and nine months ended September 30, 2009, respectively (2008 - ($0.2) million and $1.4 million, respectively)	12,756	10,531	35,917	34,185
Research and development	998	1,619	2,731	6,155
Amortization of intangibles	144	119	424	389
Receivable provisions, net of recoveries	89	265	1,078	1,114

Income (loss) from operations	4,675	2,422	13,265	(10,928)
Interest income	23	82	49	282
Interest expense	(3,094)	(4,471)	(11,592)	(13,307)
(Loss) gain on repurchase of Senior Notes due December 2010	(220)	—	224	—

Income (loss) from continuing operations before income taxes	1,384	(1,967)	1,946	(23,953)
Provision for income taxes	(344)	(229)	(885)	(755)

Income (loss) from continuing operations	1,040	(2,196)	1,061	(24,708)
Income (loss) from discontinued operations	22	89	(79)	149

Net Income (loss)	$1,062	$(2,107)	$982	$(24,559)

Net Income (loss) per share — basic & diluted:
Net income (loss) per share from continuing operations	$0.02	$(0.05)	$0.02	$(0.58)
Net income (loss) per share from discontinued operations	—	—	—	—

	$0.02	$(0.05)	$0.02	$(0.58)

Weighted average number of shares outstanding (000’s):
Basic	58,390	42,181	49,574	42,026
Fully Diluted	60,710	42,181	50,934	42,026

Additional Disclosure:

Depreciation and amortization (1)	$5,353	4,523	14,629	12,799

(1)	Includes $0.3 million and $0.4 million of amortization of deferred financing costs charged to interest expense for the three months and nine months ended September 30, 2009 (2008 — $0.8 million and $1.1 million)

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$98,692	$27,017
Accounts receivable, net of allowance for doubtful accounts of $2,969 (December 31, 2008 — $2,901)	21,427	22,982
Financing receivables	58,711	56,138
Inventories	14,315	19,822
Prepaid expenses	2,368	1,998
Film assets	2,892	3,923
Property, plant and equipment	52,724	39,405
Other assets	16,692	16,074
Goodwill	39,027	39,027
Other intangible assets	2,117	2,281

Total assets	$308,965	$228,667

Liabilities
Bank indebtedness	$20,000	$20,000
Accounts payable	12,391	15,790
Accrued liabilities	72,213	58,199
Deferred revenue	59,689	71,452
Senior Notes due December 2010	104,437	160,000

Total liabilities	268,730	325,441

Shareholders’ equity (deficiency)
Capital stock, common shares — no par value. Authorized — unlimited number
Issued and outstanding — 62,269,486 (December 31, 2008 — 43,490,631)	276,201	141,584
Other equity	5,946	5,183
Deficit	(246,027)	(247,009)
Accumulated other comprehensive income	4,115	3,468

Total shareholders’ equity (deficiency)	40,235	(96,774)

Total liabilities and shareholders’ equity (deficiency)	$308,965	$228,667

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment owns and operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenue
IMAX systems	$20,070	$8,731	$44,861	$23,172
Theater system maintenance	4,502	4,156	13,295	11,989
Joint revenue sharing arrangements	3,432	1,246	12,532	2,027
Films
Production and IMAX DMR	7,822	9,174	23,658	14,580
Distribution	3,339	2,412	10,075	7,472
Post-production	1,368	1,433	2,755	4,955
Theater operations	2,414	4,928	8,666	9,782
Other	696	788	1,836	2,446

Total	$43,643	$32,868	$117,678	$76,423

Gross margins
IMAX systems(1)	$11,190	4,848	$24,620	13,862
Theater system maintenance	2,109	2,063	6,740	5,180
Joint revenue sharing arrangements(1)	1,749	79	6,729	6
Films
Production and IMAX DMR(1)	2,840	6,282	12,524	6,012
Distribution(1)	675	538	1,664	2,658
Post-production	211	355	906	2,740
Theater operations	(293)	741	72	194
Other	181	50	160	263

Total	$18,662	$14,956	$53,415	$30,915

(1)	Included in the gross margin were certain advertising, marketing and selling expenses of $0.3 million associated with the initial launch theaters opened during the quarter as compared to $0.5 million in the third quarter of 2008. Excluding these launch expenses, the gross margin would have been $2.0 million for the third quarter of 2009 compared to $0.6 million in the second quarter of 2008.

(2)	Included in the margin for the nine months ending September 30, were certain advertising, marketing and selling expenses of $2.5 million associated with the initial launch of theaters opened during the period as compared to $0.5 million in 2008. Excluding these launch expenses, gross margin would have been $9.2 million for the nine months ended September 30, 2009 compared to $0.5 million in the nine months ended September 30, 2008.